EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2017 SALES & EARNINGS

Eau Claire, Wisconsin (July 28, 2017) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “As with first quarter, the January 3, 2017, sale of the Absorbent Product segment’s assets required a change in the presentation of the quarter’s sales and earnings. The segment has been classified as a discontinued business in both years. Net after tax earnings from the sale of the Absorbent Product segment’s assets are reflected in 2017’s results, while 2016’s includes last year’s earnings augmented by the reversal of intercompany charges, primarily the lease of the Eau Claire manufacturing facility and the allocation of corporate services. Under accounting rules, these intercompany charges cannot be applied to a discontinued business and, in the case of 2016, are presented as costs retroactively borne by the parent company.

“For the continuing business, second quarter 2017 net sales increased $5 million or 7.3% from 2016 levels, due to a 14.8% increase in Defense segment shipments, largely from shipments from its backlog. That increase was offset in part by a 12.3% comparative reduction at the Housewares/Small Appliance segment. The reduction was not unexpected and stemmed from many of the same elements that affected the prior year and first quarter, i.e., a struggling retail environment and changes in customer product assortments that occurred in the latter part of second quarter 2016. The quarter’s comparative net earnings increased by 17.4%, reflecting the volume changes in each segment as well as the recognition of additional earnings from the sale of the Absorbent Product assets. The Defense segment’s operating profit was up 20.6%, while the Housewares/Small Appliances segment experienced a loss.”

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name and is recognized as an innovator of new products. The Defense segment, operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	THREE MONTHS ENDED
	July 2, 2017	July 3, 2016
Net Sales	$74,561,000	$69,516,000
Earnings from Continuing Operations	$8,941,000	$7,936,000
Earnings from Discontinued Operations	$771,000	$338,000
Net Earnings	$9,712,000	$8,274,000
Net Earnings Per Share	$1.39	$1.19
Weighted Shares Outstanding	6,990,000	6,970,000

	SIX MONTHS ENDED
	July 2, 2017	July 3, 2016
Net Sales	$147,415,000	$135,458,000
Earnings from Continuing Operations	$18,914,000	$14,446,000
Earnings from Discontinued Operations	$8,953,000	$1,039,000
Net Earnings	$27,867,000	$15,485,000
Net Earnings Per Share	$3.99	$2.22
Weighted Shares Outstanding	6,985,000	6,967,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.